Exhibit 99.1
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                                              CONTACT:  Galileo International
                                             Tammy Bobbitt, Investor Relations
                                                              + 1 847 518 4771
                                           Julie Shepherd, Corporate Relations
                                                              + 1 847 518 4714
                                            Jenny Cropper, Corporate Relations
                                                              + 44 1793 888150


GALILEO INTERNATIONAL ANNOUNCES STOCK REPURCHASE

     ROSEMONT, Ill., November 20, 1998--Galileo International, Inc. (NYSE: GLC) announced today that its board of directors authorized the use of up to $100 million to repurchase outstanding shares of common stock in the open market on the New York Stock Exchange or in privately negotiated transactions. Galileo's Chairman, President and Chief Executive Officer James E. Barlett stated that the repurchase plan reflects the company's confidence in its strategic direction and in its products and services. "With Galileo's strong financial position, we are able to accomplish a stock repurchase program without affecting the company's
ability  to  pursue  other  strategic   transactions,"  Mr.  Barlett  said.
     The repurchased shares will be accumulated by the company and held in treasury for the purpose of providing available shares for the company's employee benefit plans, for possible resale in future public or private offerings, and for other general corporate purposes. The purchases will be funded through the company's working capital. The program will be carried out in accordance with certain volume, timing and price constraints imposed by the Securities and Exchange Commission's rules applicable to such transactions. The amount, timing and price of purchases will otherwise depend on market conditions and other factors.
     Galileo International is one of the world's leading providers of electronic global distribution services for the travel industry. The Company provides travel agencies at more than 39,000 locations, as well as other subscribers, with the ability to access schedule and fare information, book reservations and issue tickets for more than 500 airlines. Galileo International also provides subscribers with information and booking capabilities covering all major hotel chains, car rental companies, cruise lines and numerous tour operators throughout the world. Further information is available on Galileo's web site: http:\\www.galileo.com.